EXHIBIT 5.1






December 6, 2004



Gasco Energy, Inc.
14 Inverness Drive East
Building H, Suite 236
Englewood, CO 80112

Re:      Registration Statement on Form S-3

Ladies and Gentlemen:


We have acted as special counsel to Gasco Energy, Inc., a Nevada corporation (the "Issuer"), in connection with the preparation and filing with the Securities and Exchange Commission by the Issuer of a registration statement on Form S-3 to be filed on or about the date hereof (the "Registration Statement") under the Securities Act of 1933, as amended (the "Act"), relating to the sale, from time to time, by the selling securityholders named therein in the manner described in the Prospectus (the "Prospectus") which forms part of the Registration Statement, of up to $65,000,000 principal amount of 5.50% Convertible Senior Notes due 2011 (the "Notes"), and the shares of common stock, par value $0.0001 per share (the "Shares"), issuable upon conversion of the Notes. The Notes were issued pursuant to an indenture (the "Indenture"), dated as of October 20, 2004, between the Issuer and Wells Fargo Bank, National Association, as Trustee.

In connection with the opinions set forth herein, we have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Registration Statement and (ii) the Indenture. We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such corporate records, agreements, documents and other instruments, and such certificates or comparable documents of public officials and of officers and representatives of the Issuer, and have made such inquiries of such officers and representatives, as we have deemed relevant and necessary as a basis for the opinions hereinafter set forth.

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We have assumed  that the  Indenture  has been duly  authorized,  executed,  and delivered by the Trustee and constitutes a legal, valid and binding agreement of the Trustee. We have also assumed that there will be no changes in applicable law between the date of this opinion and the date of the sale of the Notes.

Based upon and subject to the foregoing, we are of the opinion that:

1. The Notes to be sold by the selling securityholders in the manner described in the Prospectus under the captions "Selling Securityholders" and "Plan of Distribution" are legally issued and constitute the valid and binding obligations of the Issuer, enforceable against the Issuer in accordance with their respective terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, moratorium, reorganization and other similar laws affecting creditors' rights generally or debtors' obligations generally, general principles of equity (whether considered in a proceeding in equity or at law), and an implied covenant of good faith and fair dealing.

2. The Shares to be issued upon conversion of the Notes are validly authorized and when such Notes are converted in accordance with their terms, the shares of common stock so issuable upon conversion will be validly issued as fully paid and nonassessable shares of common stock of the Issuer.

The opinions expressed herein are limited exclusively to the federal laws of the United States of America and the State of Nevada, and we express no opinion concerning the laws of any other jurisdiction.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and further consent to the use of our name in the Registration Statement, including the Prospectus constituting a part thereof, in the section captioned "Legal Matters." In giving such consent, we do not hereby concede that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission.

Sincerely,


/s/Dill Dill Carr Stonbraker & Hutchings, P.C.
Dill Dill Carr Stonbraker & Hutchings, P.C.



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